FIRST AMENDMENT
TO THE FUND ACCOUNTING SERVICING AGREEMENT

THIS FIRST AMENDMENT effective as of February 21, 2019, to the Fund Accounting Servicing Agreement (the “Agreement”) dated as of December 21, 2018 is entered into by and between TIDAL ETF Trust, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“Fund Services”)

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add the following funds to its series:

SoFi Gig Economy ETF
SoFi 500 ETF
SoFi Next 500 ETF
SoFi 50 ETF; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced in its entirety with First Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TIDAL ETF TRUST	U.S. BANCORP FUND SERVICES, LLC
By: /s/ Eric W. Falkeis	By: /s/ Anita M. Zagrodnik
Name: Eric W. Falkeis	Name: Anita M. Zagrodnik
Title: CEO	Title: Senior VP
Date: 2/21/19	Date: 2/22/19

 First Amended Exhibit A to the Fund Accounting Servicing Agreement

Separate Series of Tidal ETF Trust

Name of Series

Aware Ultra-Short Duration Enhanced Income ETF

SoFi 500 ETF

SoFi Next 500 ETF

SoFi 50 ETF

SoFi Gig Economy ETF